EXHIBIT 8(m)(iv)
AMENDMENT NO. 3
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MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT
The MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) made and entered into by and between IL Annuity and Insurance Company (“ILA”) n/k/a Indianapolis Life Insurance Company (“ILICO”) and Ameritas Life Insurance Corp. (“ALIC”), effective as of October 1, 2002, as amended by Amendment No. 1, dated June 30, 2003, and further amended by Amendment No. 1 (sic), dated October 1, 2005, is hereby further amended as follows:
1.	The parties understand, acknowledge and agree that ALIC merged with AVLIC, effective May 1, 2007, with ALIC as the surviving party to the merger. Accordingly, all references in the Agreement to “Ameritas Variable Life Insurance Company” or “AVLIC” shall be deemed to be references to “Ameritas Life Insurance Corp.” or “ALIC,” respectively.
2.	The parties acknowledge and agree that, beginning October 16, 2007, ALIC shall respond to requests to ILICO relating to the ILICO Variable Annuities from mutual fund companies and mutual fund company distributors pursuant to shareholder information agreements executed by ILICO on or before April 16, 2007, as required by Investment Company Act Rule 22c-2.
3.	The parties acknowledge and agree that ALIC’s services in responding to such requests are “Extraordinary Services” as described in Section 5.1(d)(1)(C) of the Agreement, for which ILICO will be charged as described in Section 5.1(d)(2).
4.	The parties acknowledge and agree that ILICO requested ALIC to take over certain filings to the Securities and Exchange Commission (“SEC”) relating to ILICO’s SEC-registered separate accounts and the variable contracts, which activities are “Other Services” as described in Section 3.2(h) of the Agreement, for which ILICO will be charged as described in Section 5.1(c)(3). The parties acknowledge and agree that ILICO shall bear all costs associated with its delays in approving such filings with the SEC, including but not limited to costs for delays in mailing statements or the full cost of additional mailings of ILICO statements or supplements necessitated by the delay.
5.	Section 3.1 of the Agreement as amended is amended by deleting the current Section 3.1 and substituting the following in its place:

“3.1 Basic Services. ALIC shall provide to ILICO the following services under this Section 3.1:

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(a)	All management, administrative and other services, advice and other accommodations reasonably necessary to effectively and efficiently manage, administer and service the ILICO Variable Annuities in a manner consistent with good business practice. The foregoing shall include all materials, supplies and other sundry items reasonably necessary to providing the foregoing. Without limiting the generality of the foregoing, such services, or portions thereof, shall meet such standards as are specified in Exhibit A hereto, as such Exhibit A may be updated by agreement of the parties from time to time.

(b)	Without limiting the generality of the foregoing Subsection 3.1(a), such services will include performing the activities under ALIC’s Anti-Money Laundering Program (a copy of which attached hereto as Exhibit B), as from time to time amended, required by the USA Patriot Act and NASD rule 3011 in the following specific areas with respect to the ILICO Variable Annuities:
(1)	Giving AML Information to Federal Law Enforcement Agencies and Other Financial Institutions

(2)	Checking the Office of Foreign Assets Control (“OFAC”) List

(3)	Monitoring Accounts for Suspicious Activity

(4)	Suspicious Transactions and BSA Reporting

(5)	AML Record Keeping; and
providing timely reports to ILICO on the results of the performance of the activities being performed under this Subsection 3.1(b) and making available reasonable access to and review by ILICO, Aviva Securities, LLC (the principal underwriter of the ILICO Variable Annuities) and their respective representatives and by any authorized regulatory agency of these activities and the related records of ALIC in performing these duties.
(c)	Without limiting the generality of the foregoing Subsection 3.1(a), such services will include:
(i)	Performing the activities described in ALIC’s “Rule 38a-1 Compliance Program” (a copy of which is attached hereto as Exhibit C), as from time to time amended, (implemented by ALIC as required by Rule 38a-1 adopted under the Investment Company Act of 1940) with respect to the ILICO Variable Annuities; and

(ii)	Providing timely reports to ILICO on the results of the performance of the activities being performed under this Section 3.1(b) and making available reasonable access to and review by ILICO and its representatives and by any authorized regulatory agency of these activities and the related records of ALIC in performing these activities.

This Amendment is dated this 30th day of October, 2007.

INDIANAPOLIS LIFE INSURANCE COMPANY
By:	/s/ Brenda J. Cushing
	Name:	Brenda J. Cushing
	Title:	Senior Vice President

Attest:
By:	/s/ Leif Gustafson
	Name:	Leif Gustafson
	Title:	Assistant Secretary

AMERITAS LIFE INSURANCE CORP.
By:	/s/ Robert C. Barth
	Name:	Robert C. Barth
	Title:	Senior Vice President

Attest:
By:	/s/ Ann D. Diers
	Name:	Ann D. Diers
	Title:	Second Vice President

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